SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934>

      Date of Report (Date of earliest event reported): January 19, 2001

                                   EPLUS INC.

             (Exact name of registrant as specified in its charter)


     Delaware                     000-28926                     54-1817218
    (State or other         (Commission File Number)              (IRS
     Employer jurisdiction                                   Identification No.
     of incorporation)



                  400 Herndon Parkway, Herndon, Virginia 20170
          (Address, including zip code, of principal executive office)

                                 (703) 834-5710


              (Registrant's telephone number, including area code)

Item 5.  Other Events

On January 19, 2001, ePlus inc., along with its wholly-owned subsidiaries, ePlus Group, inc., ePlus Capital, inc., and ePlus Government, inc., announced in a press release that it had established with National City Bank, as administrative agent, an amended and restated Credit Agreement, with a $35 million dollar limit. This credit facility Agreement will expire on April 17, 2004. The credit facility has three participants, National City Bank with a $20 million dollar participation, Branch Banking and Trust Company, with a $10 million dollar participation and PNC Bank, N.A., with a $5 million dollar participation.

Purpose of the Credit Facility

We use the credit facility primarily for the short-term financing of inventory, receivables, and equipment prior to the sale or permanent financing provided by non-recourse loans obtained from third party lenders. As of January 19, 2001 the balance outstanding in this facility was $2.5 million dollars.

Principal Terms of the Credit Facility

Borrowings under the facility will bear interest at LIBOR plus 175 basis points for thirty day loan periods, or, at our option if a day to day rate is selected, at the prime rate. The credit facility is secured by certain of Companys' assets such as chattel paper (including leases), receivables, inventory, and equipment. In addition, we have entered into pledge agreements for the stock of each of our listed subsidiaries, ePlus Technology of NC, inc., ePlus Technology of PA, inc., and ePlus Technology, inc. The availability of the credit facility is subject to a borrowing base formula that consists of inventory, receivables, purchased assets, and leases. Availability under the credit facility may be limited by the asset value of equipment purchased by us or by terms and conditions in the credit facility agreement. If we are unable to sell the equipment or unable to finance the equipment on a permanent basis within a certain time period, the availability of credit under the facility could be diminished or eliminated. The credit facility contains covenants relating to the following: minimum tangible net worth; cash flow overage ratios; maximum debt to equity ratio; maximum amount of guarantees of subsidiary obligations; mergers; acquisitions; and asset sales. The credit facility is a full recourse obligation and is secured by a first priority blanket lien on all of our assets.

Exhibit Index

     The following exhibit is filed as part of this report:

     Exhibit
     Number              Item

     5.1 Text of Credit Agreement dated January 19, 2001 between ePlus, inc., ePlus Group, inc., ePlus Government, inc., and ePlus Capital, inc., with National City Bank, Inc., as Agent.

     99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.
(Registrant)



Date _________________                       /s/Steven J. Mencarini
     February 02, 2001                          Chief Financial Officer